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                                                                    Exhibit 99.1

[GRAPHIC OMITTED]

Contact:  John P. Funkhouser
          President and Chief Executive Officer
          or
          James A. McGowan
          Chief Financial Officer
          (919) 582-2600

                  PHARMANETICS ANNOUNCES FIRST QUARTER RESULTS

Raleigh, NC (April 30, 2003) - PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today announced results for the first quarter ended March 31, 2003.

     Revenues for the first quarter ended March 31, 2003, were $1.2 million compared with revenues of $943,000, in the same period in 2002. Operating expenses for the first quarter of 2003 increased to $3.1 million compared with $2.4 million in first quarter of 2002 as the Company launched its sales force for the ENOX test. After other income and the preferred stock dividend, the resulting net loss attributable to common stockholders for the first quarter of 2003 was $2.5 million, or $0.25 per share, compared with $2.4 million, or $0.25 per share, for the same period in the prior year.

          John P. Funkhouser, president and chief executive officer of PharmaNetics, said, "The first quarter represented the Company's initial efforts at implementing its direct sales force, coordinating a joint sales effort with Aventis, and defining the process required to expedite hospital purchasing decisions. While coordinating the hospital decision-making process has delayed our original sales forecast, we remain optimistic about the adoption of the test. The interventional cardiologists' response to the test has been enthusiastic because there is a strong desire to utilize Lovenox(R) in unstable angina. This should help us gain sales momentum through 2003."

     Mr. Funkhouser continued, "In the sales process, the first stage is fine-tuning a sales strategy based on actual market experience rather than theory. With this experience in the marketplace, we developed `best practices' for our sales force, and we are beginning to close "early adopters," hospitals that will act as reference sites for our test. We are on track in our selling process. We are honing our selling skills and developing a selling strategy that incorporates the concerns of the multiple hospital purchase decision-makers. With reference sites, we believe the use of Lovenox(R) will ultimately be viewed as a competitive advantage for hospitals, particularly as patients and physicians become more informed of the benefits of Lovenox(R) over unfractionated heparin. We believe that the key to faster market penetration is a focused use of our `best practices' discipline to achieve a more coordinated sales effort with Aventis."

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PHAR Announces First Quarter Results
Page 2
April 30, 2003

          To date, PharmaNetics has developed an account database of approximately 200 active accounts in various stages of our sales cycle. Our strategy has been to obtain commitments from these accounts to evaluate the technology and adopt Lovenox(R) as the standard of care. We have successfully completed evaluations at a number of accounts and currently have 50 ongoing evaluations. Eight accounts have ordered the test, and an additional 11 are in the final stages of submitting purchase orders. Based upon the market's response to the test during the first quarter, the Company anticipates closing 200-225 hospitals by year-end, which could allow PharmaNetics to achieve its 2004 earnings estimates.

          During the first quarter, the Company announced that it had filed a 510(k) submission with the U.S. Food and Drug Administration (FDA) for its Thrombin Inhibitor Management Test (TIM) for the rapid management of The Medicines Company's anticoagulant, Angiomax(R). The Company believes this test offers substantial advantages in monitoring this drug.

          PharmaNetics, Inc., a leading biotech company, conceived the term "theranostics," defining an emerging new field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

          A listen-only simulcast and 48-hour replay of PharmaNetics' first quarter conference call will be available online at the Company's website at www.pharmanetics.com or at www.companyboardroom.com on April 30, 2003, beginning at 11:00 a.m. Eastern time.

          This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

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PHAR Announces First Quarter Results
Page 3
April 30, 2003

                               PHARMANETICS, INC.
                         Selected Financial Information
                      (In thousands, except per share data)

                                                            Three Months Ended
                                                                 March 31,
                                                            -------------------
                                                              2003       2002
                                                            --------  ---------
Consolidated Income (Loss) Statement
Net revenue                                                 $  1,162  $     943
Cost of goods sold                                               683        906
                                                            --------  ---------

Gross profit                                                     479         37
Operating expenses                                             3,053      2,448
                                                            --------  ---------

Loss from operations                                          (2,574)    (2,411)
Other income, net                                                230        156
                                                            --------  ---------

Net loss                                                      (2,344)    (2,255)
Preferred stock dividends                                        123        125
                                                            --------  ---------

Net loss attributable to common stockholders                $ (2,467) $  (2,380)
                                                            ========  =========

Net loss before preferred stock charges
   per basic and diluted share                              $  (0.24) $   (0.24)
Preferred stock charges per basic and diluted share            (0.01)     (0.01)
                                                            --------  ---------

Net loss per basic and diluted common share                 $  (0.25) $   (0.25)
                                                            ========  =========

Weighted average common shares outstanding                     9,701      9,524
                                                            ========  =========

                                                            March 31,  Dec. 31,
                                                              2003       2002
                                                            ---------  --------
Condensed Consolidated Balance Sheets
Cash, cash equivalents and investments                      $   6,391  $  9,294
Other current assets                                            3,755     3,463
Total assets                                                   18,761    21,701
Current liabilities                                             3,034     3,309
Total liabilities                                               6,910     7,543
Shareholders' equity and redeemable preferred stock            11,851    14,158

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